March 16, 2015

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:	Quint Media, Inc.
File No.:	000-52218

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 16, 2015 regarding the change of auditors. We agree with all statements pertaining to us.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas